SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
          Sections 13 and 15(d) of the Securities Exchange Act of 1934

                                                Commission File Number:  0-23790

                                  MetroBanCorp
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             (Exact name of registrant as specified in its charter)

                     10333 North Meridian Street, Suite 111
                           Indianapolis, Indiana 46290
                                 (317) 573-2400
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                   (Address, including zip code, and telephone
                         number, including area code, of
                        registrant's principal executive
                                    offices)

                           Common Stock, No Par Value
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            (Title of each class of securities covered by this Form)

                                      None
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                   (Titles of all other classes of securities
                        for which a duty to file reports
                          under Section 13(a) or 15(d)
                                    remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)       [X ]     Rule 12h-3(b)(1)(ii)       [    ]
        Rule 12g-4(a)(1)(ii)      [    ]   Rule 12h-3(b)(2)(i)        [    ]
        Rule 12g-4(a)(2)(i)       [    ]   Rule 12h-3(b)(2)(ii)       [    ]
        Rule 12g-4(a)(2)(ii)      [    ]   Rule 15d-6                 [    ]
        Rule 12h-3(b)(1)(i)       [X ]

         Approximate number of holders of record as of the certification or notice date: 0

         Pursuant to the requirements of the Securities Exchange Act of 1934, First Indiana Corporation, the successor by merger to MetroBanCorp, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                                       FIRST INDIANA CORPORATION


DATE:  January 14, 2003                            By: /s/ Owen B. Melton, Jr.
                                                       -------------------------
                                                           Owen B. Melton, Jr.
                                                           President